JOINT FILER INFORMATION
7,420,790 shares of Class B common stock and 0 shares of Class A common stock are held of record by Insight Venture Partners VII, L.P. (“IVP VII”), 3,266,783 shares of Class B common stock and 0 shares of Class A common stock are held of record by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”), 469,386 shares of Class B common stock and 0 shares of Class A common stock are held of record by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”), and 171,755 shares of Class B common stock and 0 shares of Class A common stock are held of record by Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII” and, together with IVP VII, IVP Cayman VII and IVP Delaware VII, the “IVP VII Funds”). 4,002,293 shares of Class B Common stock and 0 shares of Class A common stock are held of record by Insight Venture Partners Coinvestment Fund II, L.P. (“IVP Coinvestment II” and, together with the IVP VII Funds, the “IVP Funds”).  0 shares of Class B common stock and 0 shares of Class A common stock are held of record by Insight Venture Associates VII, L.P. (“IVA VII”), 0 shares of Class B common stock and 0 shares of Class A common stock are held of record by Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”). 474,598 shares of Class A common stock and 0 shares of Class B common stock are held of record by IVP (Venice), L.P. (“IVP Venice”).

The amount listed as owned by each IVP VII Fund may be deemed to be attributable to each of the other IVP VII Funds, Insight Venture Associates VII, L.P. (“IVA VII”), Insight Venture Associates VII, Ltd. (“IVA VII Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA VII Ltd, which in turn is the general partner of IVA VII, which in turn is the general partner of each of the IVP VII Funds.  Accordingly, the amount listed as owned by IVA VII may be deemed to be attributable to IVA VII Ltd and Holdings.

The amount listed as owned by IVP Coinvestment II may be deemed attributable to Holdings because Holdings is the sole shareholder of IVA Coinvestment II, which is the general partner of IVP Coinvestment II.  Accordingly, the amount listed as owned by IVA Coinvestment II may be deemed attributable to Holdings.

The amount list as owned by IVP Venice may be deemed attributable to Holdings because Holdings is the sole shareholder of Insight Venture Associates X, Ltd. (“IVA X”), which is the manager of IVP GP (Venice), LLC (“IVP GP Venice”), which in turn is the general partner of IVP Venice.

Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff,  Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by the IVP Funds, IVA VII, IVP Venice and IVA Coinvestment II. The foregoing is not an admission by (i) IVA VII, IVA VII Ltd, IVA Coinvestment II or Holdings that it is the beneficial owner of the shares held of record by the IVP Funds, (ii) IVA X, IVP GP Venice or Holdings that it is the beneficial owner of the shares held of record by IVP Venice, (iii) IVA VII Ltd or Holdings that it is the beneficial owner of the shares held of record by IVA VII, or (iv) Holdings that it is the beneficial owner of the shares held of record by IVA Coinvestment II. Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by the IVP Funds IVA VII, IVP Venice or IVA Coinvestment II, except to the extent of his pecuniary interest therein.

The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.